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                                                                 EXHIBIT 10(xx)





                                                                 April 30, 1996



Mr. Paul W. Russo
56 Pheasant Chase Road
West Hartford, CT 06117

          Termination Protection Agreement and Related General Release

Dear Paul:

     On April 17 I announced my plans for retirement as well as the Board's decision to commence an external search to find my replacement.

     I recognize that your situation is different from that of others at Stanley with respect to job security inasmuch as you have been here at Stanley only a short while. Moreover it is always possible that the new CEO may (a) want to hire a person to head up strategic planning and development who is to the liking of the new CEO, or (b) the new CEO may change the strategic direction of Stanley (even though you accepted your position with Stanley based in part on your understanding of Stanley's current strategic direction).

     In recognition of these issues summarized in clauses (a) and (b) above, Stanley is willing to provide you with certain financial protection as set forth in this Termination Protection Agreement in the event either of these situations occurs, in return for your making certain agreements as set forth below and in return for your signing and delivering to Stanley the Agreement and General Release attached as Exhibit A to this letter and your signing and delivering the letter attached as Exhibit B to this letter. Subject to the foregoing, you and Stanley agree as follows.

     1. Termination on or before April 17, 2001. This Termination Protection Agreement covers any "termination" of which the "termination date" is on or before April 17, 2001.

     2. "Termination" and "Termination Date". For purposes of this Termination


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Mr. Paul W. Russo                 -2-                          April 30, 1996



Protection Agreement your "termination" shall mean either of the following:

               a. The actual termination of your employment by Stanley. In the case of your "termination" as described in this section 2a, your "termination date" will be the date your employment actually terminates.

               b. Stanley substantially changes its strategic direction from the strategy summarized on pages 2-13 of Stanley's Annual Report for 1995, and you terminate your Stanley employment. In the case of your "termination" as described in this section 2b, your "termination date" will be the date your employment actually terminates. In the event Stanley disagrees with your opinion that Stanley's strategic direction has so changed it will promptly refer the matter to Stillman B. Brown (or if he is unable to act, to the member of Stanley's Board of Directors who is then chair of its Audit Committee) for final determination in his sole discretion as to whether or not Stanley's strategic direction has so changed.

                  3. Benefits Following Termination. Subject to the requirement that on or before the 30th day following your "termination"you shall have executed and delivered to Stanley the Agreement and General Release in the form of Exhibit A to this letter and that not less than 7 days thereafter you shall have signed and delivered to Stanley the letter in the form of Exhibit B to this letter, in the event of your "termination" your "benefits" will be continued until the first anniversary of your "termination date" (in the case of "termination" covered by section 2b, your benefits will be continued until the earlier of the first anniversary of your "termination date" or your having become gainfully employed). Your "benefits" will consist of the following.

               a. Monthly payments equal to your base salary, less lawful deductions, as in effect at your "termination date". You agree that such payments will be deemed to include any entitlement you may have under Stanley's vacation and severance pay policies.

               b. Coverage under the medical and dental plans in which you are enrolled on your "termination date", subject to your contributions as if you were an employee.

               c. Coverage under Stanley's life and accidental death and dismemberment insurance in which you are enrolled on your "termination date", subject to your contributions as if you were an employee.

               d. Coverage under Stanley's short-term and long-term disability plans in which you are enrolled on your "termination date", subject to your contributions as if you were an employee.


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Mr. Paul W. Russo                 -3-                           April 30, 1996



               e. Use of the company-provided automobile, if any, which you are using immediately prior to your "termination date".

               f. Participation in the Management Incentive Plan on a prorated basis.

               g. For purposes of the Stock Option Plan you will be deemed to be an employee until such anniversary (in the case of "termination" covered by section 2b, until the earlier of the first anniversary of your "termination date" or your having become gainfully employed), whereupon your employment will be deemed to have terminated for purposes of the Stock Option Plan. You will receive no further stock option grants after your "termination".

               h. Out placement services, if they are needed, through Drake, Beam, Morin until such anniversary.

               i. For purposes of Stanley's pension and savings plans your employment will cease as of your "termination date".

               j. Stanley will not contest your receipt of unemployment compensation benefits.

     4. Notice to Stanley of Gainful Employment. You agree to promptly advise Stanley by faxed notice sent to Stanley's General Counsel at 860-827-3911 if, on or before the first anniversary of your "termination date", you become gainfully employed.

     If you are in agreement with the foregoing, please sign and return a copy of this letter.

                                             Sincerely yours,

                                             Richard Ayers

Agreed:


    Paul W. Russo
-------------------------
Paul W. Russo



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                                                                      Exhibit A


                         Agreement and General Release

     I, Paul W. Russo, as a condition to my receiving the "benefits" provided for in the Termination Protection Agreement (the "Termination Protection Agreement"), dated March 25, 1998, between The Stanley Works ("Stanley") and me, and in consideration therefor and for the performance of The Stanley Works thereunder, agree with The Stanley Works as follows (all defined terms used without definition have the meaning assigned to them in the Termination Protection Agreement).


     1. I understand that I would not receive the benefits specified in sections 2a through 2j of the Termination Protection Agreement except for my execution of this Agreement and General Release and my fulfillment of the promises contained herein.

     2. I understand that I may revoke this Agreement and General Release for a period of 7 business days following the day I execute this Agreement and General Release and this Agreement and General Release shall not become effective or enforceable until the revocation period has expired. Any revocation within this period must be submitted, in writing, to The Stanley Works, to the attention of its General Counsel and state, "I hereby revoke my acceptance of the Agreement and General Release." Such revocation must be personally delivered to such General Counsel or mailed by certified or express mail to such General Counsel at The Stanley Works, and postmarked within seven 7 business days of execution of this Agreement and General Release.

     3. I, of my own free will, knowingly and voluntarily release and forever discharge Stanley, of and from any and all actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, which, against Stanley, I, my heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as "PWR") ever had, now have, may now have or hereafter can, shall or may have, as of my "termination date", including all known, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to PWR, for, upon, or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of my employment by Stanley or the cessation of such employment, and including, but not limited to, any alleged violation of the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, The Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the Connecticut Human Rights and Opportunities Law, the Connecticut Minimum Wage Law, the Connecticut Equal Pay Law, and any other federal, state or local civil or human rights law, or any other alleged violation of any

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local, state, or federal law, regulation or ordinance, and/or public policy, contract or tort or common-law and any allegations for costs, fees, or other expenses, including attorneys' fees, incurred in these matters; provided that nothing contained herein is intended to prevent me from enforcing the terms and conditions of this Agreement or of the Termination Protection Agreement, pursuing claims for unemployment compensation benefits, or pursuing claims under any retirement, savings or other employee benefit programs to the extent that I have any accrued rights (subject to any modification thereof by the provisions of this Agreement or of the Termination Protection Agreement) thereunder as of my "termination date".

     4. I waive my right to file any charge or complaint nor will I accept any relief or recovery from any charge or complaint before any federal, state, or local administrative agency against Stanley, based on any claims, demands, suits, charges, complaints, actions, causes of action, or legal proceedings waived or released pursuant to this Agreement and General Release, except as such waiver is prohibited by law. I further waive all rights to file any action before any federal, state, or local court against Stanley based on any claims, demands, suits, charges, complaints, actions, causes of action, or legal proceedings waived or released pursuant to this Agreement and General Release. I confirm that no such charge, complaint, or action exists in any forum or form. Except as prohibited by law, in the event that any such claim is filed, it shall be dismissed with prejudice upon presentation hereof and I shall reimburse Stanley for the costs, including reasonable attorneys' fees, of defending any such action.

     5. I agree not only to release Stanley from any and all claims as stated above which I could make on my own behalf, but also those which may be made by any other person or organization on my behalf. I specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against Stanley are made involving any events up to and including my "termination date", except where such waiver is prohibited by law. I further waive any right voluntarily to assist in any way any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative agency claims, charges, or complaints and/or any lawsuit against Stanley, or in any way to participate or cooperate voluntarily in any such action or proceeding.

     6. With respect to any secret or confidential information obtained by me during my employment at Stanley, except with the prior written agreement of Stanley, as required by law, or as may be necessary to defend myself in a legal proceeding (I agree to make every reasonable effort to have any such information covered by a protective order of confidentiality before any such disclosure not covered by the prior written agreement of Stanley), I will not disclose or use for any purpose any such secret or confidential information. For purposes hereof, secret or confidential information shall include, but not be limited to, any process, technique, formula, recipe, drawing, apparatus, method for or result of cost calculation, result of any investigation or experiment made by or on behalf of Stanley, and any sales, production, strategic, or other competitive information, acquired by me during the course of my employment by Stanley and all other information that Stanley itself does not disclose to the public.


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     I further agree that any work, design, discovery, invention, or improvement conceived, made, developed, or received by me during the period of my employment with Stanley, which relates to the actual or anticipated (as of my "termination date") business, operations, or research of Stanley, including but not limited to any process, art, machine, manufacture, materials, or composition of matter, which could be manufactured or used by Stanley, whether patentable or not, is the sole and exclusive property of Stanley. The terms invention and improvement as used herein, in addition to their customary meaning, shall mean creative concepts and ideas relating to advertising, marketing, promotional, and sales activities.

     I further state that I have assigned or hereby do assign to Stanley or its designee all right, title, and interest in any or to any idea, work, design, discovery, invention, or improvement made or created during my employment at Stanley and to any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein. I further agree that I will cooperate with Stanley in order to enable it to secure any patent, trademark, copyright, or other property right therefor in the United States or any foreign country, and any division, renewal, continuation, or continuation-in-part thereof, or for any reissue of any patent issued thereon.

     I also agree that Stanley has all rights to, possession of, and all title in and to, all electronic files, papers, documents, and drawings, including copies thereof, which I may have originated or which came into my possession during my employment with Stanley and which related to the business of Stanley, regardless of whether such electronic files, papers, documents, and drawings are kept at my office, at my home, or somewhere else, without retaining any copies thereof.

     7. I agree that I shall not make any disparaging remarks or demeaning comment, of any kind or nature, regarding Stanley or any of its officers, directors, agents, or employees.

     8. I agree not to disclose any information regarding the substance of this Agreement and General Release. Notwithstanding this agreement of non-disclosure, I may disclose the substance of this Agreement and General Release to my spouse, my children, my accountant, and other financial advisers, and to my attorney or other person with whom I choose to consult concerning the execution of this Agreement and General Release (I agree that I will obtain for the benefit of Stanley the agreement of any such person not to disclose such substance); and I may disclose this Agreement and General Release in connection with any claim I may file for unemployment compensation benefits, to defend myself in a legal proceeding, or as otherwise required by law (I agree to make every reasonable effort to have this Agreement and General Release covered by a protective order of confidentiality before any such disclosure is made in connection with any such defense, or any such requirement of law).

     9. I shall not apply in the future for any employment with Stanley.

     10. This Agreement and General Release is made in the State of Connecticut and shall

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be interpreted under the laws of such state. If any portion of this Agreement and General Release is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such portion shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. However, if in any proceeding it is asserted by me or anyone else on my behalf and with my approval that any portion of the general release language of paragraphs 3, 4, or 5 is unenforceable and any portion of such language is, in fact, ruled to be unenforceable in such proceeding for any reason, I shall return to Stanley the consideration paid by Stanley under the Termination Protection Agreement.

     11. I agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Stanley of any liability or unlawful conduct of any kind.

     12. This Agreement and General Release may not be modified, altered, or changed except upon express written consent of both Stanley and me wherein specific reference is made to this Agreement and General Release.

     13. This Agreement and General Release, together with the Termination Protection Agreement, sets forth the entire agreement between Stanley and me and fully supersedes any prior agreements or understandings between us.

     I HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND I AM DESIROUS OF ENTERING INTO THIS AGREEMENT AND GENERAL RELEASE. THE TERMS OF THIS AGREEMENT AND GENERAL RELEASE ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN STANLEY AND ME AND I UNDERSTAND THAT THIS AGREEMENT AND GENERAL RELEASE SETTLES, BARS, AND WAIVES CLAIMS THAT I HAVE OR COULD POSSIBLY HAVE AGAINST STANLEY. I HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPHS 2a THROUGH 2j OF THE TERMINATION PROTECTION

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AGREEMENT, I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS
AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE, AND RELEASE CLAIMS I HAVE OR MIGHT HAVE AGAINST STANLEY.



                                                         ---------------------
                                                              Paul W. Russo

-----------------------
         Date


Signed and sworn before me this      day of                  .




---------------------------------
         (Notary Public)




                                       5

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                                                                      Exhibit B

                         56 Pheasant Chase Road
                        West Hartford, CT 06117



                                                        ----------------------
                                                                  Date


Mr. Stephen S. Weddle
Vice President and General Counsel
The Stanley Works
1000 Stanley Drive
New Britain, CT 06053

                         Agreement and General Release

Dear Steve:

     On              , I executed an Agreement and General Release in favor of
The Stanley Works. I was advised by The Stanley Works, in writing, to consult with an attorney of my choosing prior to executing such Agreement and General Release.

     More than 7 days have elapsed since I executed such Agreement and General Release. I have at no time revoked my acceptance or execution of such Agreement and General Release and I reaffirm my acceptance of such Agreement and General Release. Therefore, in accordance with the terms of such Agreement and General Release, I request payment of the benefits described in paragraphs 2a through 2j of the Termination Protection Agreement referred to therein.

                                         Very truly yours,



                                         Paul W. Russo